Investor Contact:   Alex Lewis
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Media Contact:       Debbie Atkins                                                     NEWS RELEASE
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DENNY’S CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER 2007

SPARTANBURG, S.C., May 1, 2007 - Denny’s Corporation (NASDAQ: DENN) today reported results for its first quarter ended March 28, 2007.

First Quarter Summary:

•	Same-store sales decreased 1.8% at company units and 0.7% at franchised units
•	Generated net proceeds of $5.7 million from the sale of real estate and restaurant operations
•	Reduced debt by $6.0 million with asset sale proceeds and surplus operating cash
•	Net income increased $0.5 million to $1.2 million
•	Adjusted income before taxes decreased $2.1 million to a loss of $0.1 million

Nelson Marchioli, President and Chief Executive Officer, stated, “Our first quarter results were impacted by soft sales combined with rising labor costs. In response to the persistent sales weakness affecting much of our industry, we recently launched several new promotions aimed at increasing guest traffic. By pairing Denny’s strong value proposition with a lineup of exciting new product offerings we will provide consumers a compelling reason to choose Denny’s.

“We are committed to delivering on our long-term strategic initiatives including increasing cash generation and reducing debt. We are implementing franchise development programs targeted at both existing and potential franchisees. We are investing in product and process innovation to shape the future of Denny’s. As we execute on these objectives, we are confident in our plans to expand the Denny’s brand, improve our financial performance and enhance shareholder value,” Marchioli concluded.

First Quarter Results

For the first quarter of 2007, Denny’s reported total operating revenue of $236.8 million, a decrease of $11.2 million from the prior year quarter. Company restaurant sales decreased $9.2 million to $215.8 million as a result of 17 fewer equivalent units and a 1.8% decrease in company same-store sales. During the first quarter, Denny’s opened one new company restaurant, reacquired one franchise restaurant and sold six company restaurants to franchisee operators. The 17 fewer equivalent units in the first quarter resulted primarily from the closure of underperforming restaurants in 2006.

Franchise revenue decreased $2.0 million to $21.0 million as a result of lower franchise rental income, eleven fewer equivalent units and a 0.7% decrease in franchise same-store sales. Franchise rental income, a component of franchise revenue, decreased $2.2 million due primarily to the 2006 sale of real estate previously leased to franchisees. Partially offsetting these negative impacts was a $0.3 million increase in upfront franchise fees resulting from the opening of three new franchise restaurants and the sale of six company restaurants to franchisees.

Company restaurant operating margin (as a percentage of company restaurant sales) for the first quarter was 11.3% compared with 13.2% for the same period last year. Product costs for the first quarter increased 0.8 percentage points due to unfavorable menu mix shifts and a modest increase in commodity costs. Payroll and benefit costs increased 1.3 percentage points due primarily to the impact of higher minimum wages combined with lower sales. Other operating costs improved 0.4 percentage points due to lower utility and maintenance expenses along with insurance and other reimbursements offset by a benefit to legal settlement costs in the prior year period.

General and administrative expenses for the first quarter decreased $1.3 million from the same period last year due primarily to a $1.2 million reduction in share-based incentive compensation.

Depreciation and amortization expense for the first quarter decreased by $1.2 million compared with the prior year period due primarily to the sale of real estate assets in 2006. Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $1.8 million in the quarter due primarily to gains on the sale of real estate assets and restaurant operations during the quarter.

Operating income for the first quarter decreased $2.3 million to $12.7 million due primarily to a lower company restaurant operating margin and reduced franchise rental income.

Interest expense for the first quarter decreased $3.3 million to $11.3 million due primarily to lower debt balances and improved borrowing costs.

Net income for the first quarter was $1.2 million, or $0.01 per diluted common share, an increase of $0.5 million compared with prior year net income of $0.7 million, or $0.01 per common share. Adjusted income before taxes decreased $2.1 million from the prior year period to a loss of $0.1 million in the first quarter. This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Balance Sheet

During the first quarter, Denny’s made further progress on its strategic initiatives to sell non-core real estate assets as well as certain company restaurant operations. The company sold six restaurant operations to franchisees and divested three real estate properties for aggregate net proceeds of $5.7 million. These proceeds along with cash flow from operations were used to reduce outstanding debt by $6.0 million while increasing the company’s cash balance by $8.9 million.

Subsequent to quarter-end, Denny’s made an $8.8 million semiannual interest payment on its 10% Senior Notes. In addition, the company has initiated a $10.0 million voluntary prepayment on its Credit Facility Term Loan which will be effective this week.

Further Information

Denny’s will provide further commentary on its results in the first quarter of 2007 on its quarterly investor conference call today, Tuesday, May 1, 2007 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com. On the front page of the website, follow the link to “Investor Relations.” Then select the “Webcast” icon under “Upcoming Events.” A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 517 company-owned units and 1,028 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	3/28/07	3/29/06

Revenue:
Company restaurant sales	$215,801	$225,022
Franchise and license revenue	20,950	22,963
Total operating revenue	236,751	247,985
Costs of company restaurant sales	191,435	195,318
Costs of franchise and license revenue	6,475	7,213
General and administrative expenses	15,926	17,229
Depreciation and amortization	12,878	14,065
Operating gains, losses and other charges, net	(2,633)	(850)
Total operating costs and expenses	224,081	232,975
Operating income	12,670	15,010
Other expenses:
Interest expense, net	11,341	14,643
Other nonoperating expense (income), net	(197)	(162)
Total other expenses, net	11,144	14,481
Income before income taxes	1,526	529
Provision for income taxes	363	49
Net income before cumulative effect of change in accounting principle	1,163	480
Cumulative effect of change in accounting principle, net of tax	—	232
Net income	$1,163	$712

Net income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Weighted average shares outstanding:
Basic	93,416	91,785
Diluted	98,976	96,907

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/28/07	12/27/06

ASSETS
Current Assets
Cash and cash equivalents	$35,165	$26,226
Assets held for sale	5,255	4,735
Other	31,155	31,835
	71,575	62,796

Property, net	227,453	236,264
Goodwill	50,548	50,064
Intangible assets, net	66,005	66,882
Other assets	28,102	27,906
Total Assets	$443,683	$443,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$4,024	$5,532
Current maturities of capital lease obligations	6,962	6,979
Accounts payable and other accrued liabilities	127,682	123,291
	138,668	135,802
Long-Term Liabilities
Notes and debentures, less current maturities	412,799	415,801
Capital lease obligations, less current maturities	23,493	24,948
Other	89,966	91,379
	526,258	532,128
Total Liabilities	664,926	667,930
Total Shareholders' Deficit	(221,243)	(224,018)
Total Liabilities and Shareholders' Deficit	$443,683	$443,912

Debt Balances

(In thousands)	3/28/07	12/27/06

Credit facility revolver loans	$—	$—
Credit facility term loans	241,135	245,596
Capital leases and other debt	31,143	32,664
Senior notes due 2012	175,000	175,000
Total Debt	$447,278	$453,260

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter
Income and EBITDA Reconciliation	Ended	Ended
(In millions)	3/28/07	3/29/06

Net income	$1.2	$0.7

Cumulative effect of change in accounting principle, net of tax	—	(0.2)
Provision for income taxes	0.4	0.0
Operating gains, losses and other charges, net	(2.6)	(0.9)
Other nonoperating expense (income), net	(0.2)	(0.2)
Share-based compensation	1.2	2.4

Adjusted income (loss) before taxes (1)	$(0.1)	$2.0

Interest expense, net	11.3	14.6
Depreciation and amortization	12.9	14.1
Cash payments for restructuring charges and exit costs	(2.0)	(1.2)
Cash payments for share-based compensation	—	(0.1)

Adjusted EBITDA (1)	$22.1	$29.4

	Quarter	Quarter
General and Administrative Expenses Reconciliation	Ended	Ended
(In millions)	3/28/07	3/29/06

Share-based compensation	$1.2	$2.4
Other general and administrative expenses	14.7	14.8
Total general and administrative expenses	$15.9	$17.2

(1)
We believe that, in addition to other financial measures, Adjusted Income (Loss) Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	3/28/07		3/29/06

Total operating revenue (1)	$236.8	100.0%	$248.0	100.0%

Company restaurant operations: (2)
Company restaurant sales	215.8	100.0%	225.0	100.0%
Costs of company restaurant sales:
Product costs	55.1	25.5%	55.7	24.8%
Payroll and benefits	92.9	43.0%	94.0	41.8%
Occupancy	13.1	6.1%	13.1	5.8%
Other operating costs:
Utilities	10.8	5.0%	11.6	5.2%
Repairs and maintenance	3.9	1.8%	4.3	1.9%
Marketing	7.2	3.3%	7.5	3.3%
Legal settlements	0.5	0.3%	(0.0)	(0.0%)
Other	7.9	3.7%	9.0	4.0%
Total costs of company restaurant sales	$191.4	88.7%	$195.3	86.8%
Company restaurant operating margin (3)	$24.4	11.3%	$29.7	13.2%

Franchise operations: (4)
Franchise and license revenue	$21.0	100.0%	$23.0	100.0%
Costs of franchise and license revenue	6.5	30.9%	7.2	31.4%
Franchise operating margin (3)	$14.5	69.1%	$15.8	68.6%

Total operating margin (1)(3)	$38.8	16.4%	$45.5	18.3%

Other operating expenses: (1)(3)
General and administrative expenses	15.9	6.7%	17.2	6.9%
Depreciation and amortization	12.9	5.4%	14.1	5.7%
Operating gains, losses and other charges, net	(2.6)	(1.1%)	(0.9)	(0.3%)
Total other operating expenses	$26.2	11.1%	$30.4	12.3%

Operating income (1)	$12.7	5.4%	$15.0	6.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

		Quarter	Quarter
Same-Store Sales		Ended	Ended
(increase/(decrease) vs. prior year)		3/28/07	3/29/06

Company-Owned Same-Store Sales		(1.8%)	4.6%
Guest Check Average		2.7%	8.0%
Guest Counts		(4.3%)	(3.1%)

Franchised Same-Store Sales		(0.7%)	6.2%

		Quarter	Quarter
Average Unit Sales		Ended	Ended
($ in thousands)		3/28/07	3/29/06

Company-Owned Units		$416.0	$419.6

Franchised Units		$366.5	$365.7

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/27/06	521	1,024	1,545

Units Opened	1	3	4
Units Reacquired	1	(1)	0
Units Refranchised	(6)	6	0
Units Closed	0	(4)	(4)
Net Change	(4)	4	0

Ending Units 3/28/07	517	1,028	1,545

Equivalent Units
First Quarter 2006	536	1,034	1,570
First Quarter 2007	519	1,023	1,542
	(17)	(11)	(28)